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Exhibit 2.3

EXECUTION COPY

PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT

        THIS PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of June 29, 2002, by and among WESTCOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the "Company"), THE WESTCOR COMPANY LIMITED PARTNERSHIP, an Arizona limited partnership ("TWC"), as sellers, THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership (the "Buyer"), MACERICH TWC II LLC, a Delaware limited liability company ("Macerich LLC"), and MACERICH TWC II CORP., a Delaware corporation ("Macerich GP", and, together with Macerich LLC, the "Purchasers") and THE WESTCOR COMPANY II LIMITED PARTNERSHIP, an Arizona limited partnership ("TWC II").

        WHEREAS, the Company, the Buyer and Macerich Galahad LP, a Delaware limited partnership and a subsidiary of the Buyer ("Macerich Galahad") entered into the Agreement and Plan of Merger, dated as of May 30, 2002 (the "Original Agreement"), pursuant to which, inter alia, Macerich Galahad would merge with and into the Company and the Company would become a subsidiary of the Buyer;

        WHEREAS, as set forth in Section 2.11 of the Original Agreement, the Company, the Buyer and Macerich Galahad contemplated restructuring the transactions contemplated under the Original Agreement in a mutually agreeable manner, as set forth in such Section 2.11 and the Terms of Proposed Alternative Transaction Structure appended to the Original Agreement as Exhibit G thereto;

        WHEREAS, the Buyer, the Company and Macerich Galahad desire to modify the structure of the transactions contemplated under the Original Agreement to effect an alternative structure contemplated by Section 2.11 of and Exhibit G to the Original Agreement;

        WHEREAS, the Buyer, the Company and Macerich Galahad have amended and restated the Original Agreement in its entirety as the Master Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Master Agreement"), with Eastrich No. 128 Corp., a Massachusetts corporation and the general partner of the Company, and the limited partners in the Company (together with Eastrich, collectively, the "Partners");

        WHEREAS, concurrently herewith certain Affiliates of the Buyer and the Purchasers, the Partners and the Company are entering in the Purchase and Sale and Contribution Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Sale and Contribution Agreement");

        WHEREAS, this Agreement and the consummation of the Transactions (as hereinafter defined) have been approved by the board of directors of The Macerich Company, the general partner of the Buyer, and Macerich GP;

        WHEREAS, this Agreement and the consummation of the Transactions have been approved by all necessary parties in accordance with the Limited Partnership Agreement of the Company dated as of July 28, 1994, as amended (the "Limited Partnership Agreement"), and the Third Amended and Restated Partnership Agreement of TWC dated as of September 30, 1994 ("TWC Limited Partnership Agreement").

        NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1 Certain Defined Terms. As used in this Agreement, the following defined terms shall have the meanings ascribed thereto, respectively, in the Section of this Agreement referenced with respect to each such defined term (such meanings to be equally applicable to the singular and plural forms of the terms defined):

"Agreement"	Preamble
"Buyer"	Preamble
"Company"	Preamble
"Delaware Courts"	Section 5.8
"GP Interests"	Section 2.1
"Limited Partnership Agreement"	Preamble
"Macerich Galahad"	Preamble
"Macerich GP"	Preamble
"Macerich LLC"	Preamble
"Master Agreement"	Preamble
"Original Agreement"	Preamble
"TWC"	Preamble
"TWC II"	Section 2.1
"TWC II Purchase Price"	Section 2.1

        Section 1.2 Certain Definitions Incorporated by Reference. As used in this Agreement, capitalized terms used herein and not defined herein have the meanings ascribed to such capitalized terms, respectively, in the Master Agreement with the same force and effect as if such definitions and references were set forth in full herein. The definitions incorporated by reference herein include, without limitation, the definitions of the following terms: "Adjusted TWC II Purchase Price", "Buyer Parties", "Closing", "Closing Date", "Deposits", "Transaction Documents", "Transactions" and "TWC II Distribution".

ARTICLE II
PURCHASE AND SALE

        Section 2.1 Assignment and Assumption of General Partner Interests and Limited Partner Interests.

          (a)  Upon and subject to the terms and conditions hereinafter set forth, the Company shall sell and assign, and Macerich GP shall purchase and assume, all of the right, title and interest of the Company in and to its general partnership interests in TWC II (such partnership interests, collectively, the "GP Interests") in exchange for one-tenth of one percent (0.1%) of the Adjusted TWC II Purchase Price.

          (b)  Upon and subject to the terms and conditions hereinafter set forth, each of the Company and TWC shall sell and assign, and Macerich LLC shall purchase and assume, all of the right, title and interest of the Company and TWC in and to all of their respective limited partnership interests in TWC II in exchange for (i) in the case of the Company, ninety-eight and nine-tenths of one percent (98.9%) of the Adjusted TWC II Purchase Price and (ii) in the case of TWC, one percent (1%) of the Adjusted TWC II Purchase Price.

          (c)  The aggregate purchase price for all of the TWC II Interests shall be Four Hundred Fifty-Seven Million, Five Hundred Seventy-Eight Thousand Dollars ($457,578,000) (the "TWC II Purchase Price").

        Section 2.2 Delivery of TWC II Purchase Price. The Purchasers shall deliver the TWC II Purchase Price to the Company and TWC at the Closing as provided in Section 2.4 of the Master Agreement.

        Section 2.3 Withdrawal; Admission of Partners. Upon the assignment and assumption of the partnership interests in TWC II by TWC and the Company in accordance with Sections 2.1(a) and (b) above, as of the Closing (a) immediately following the admission of Macerich GP and Macerich LLC as partners of TWC II, each of TWC and the Company shall withdraw, and be deemed to have withdrawn, as partners of TWC II, whereupon each such partner will have no further interest in TWC II, (b) Macerich GP shall be admitted, and deemed to be admitted, as the general partner of TWC II in the place and stead of the Company, and (c) Macerich LLC shall be admitted, and deemed to be admitted, as the limited partner of TWC II as of the Closing.

        Section 2.4 Transaction Sequence; Master Agreement. Notwithstanding any provision set forth herein to the contrary, the parties hereto hereby agree that the transactions contemplated hereunder shall occur, and shall be deemed to have occurred, for all purposes as set forth in, and shall otherwise be subject to the terms and conditions, of, the Master Agreement, including, without limitation, Articles II and VI thereof.

ARTICLE III
CLOSING

        Section 3.1 Closing. The closing of the transactions contemplated in this Agreement shall be held at the Closing on the Closing Date.

        Section 3.2 Actions at Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing:

          (a)  The Company and Macerich GP shall execute and deliver an assignment and assumption in the form of Exhibit A hereto;

          (b)  Each of the Company and Macerich LLC and TWC and Macerich LLC shall execute and deliver an assignment and assumption in the form of Exhibit B hereto; and

          (c)  The Purchasers shall deliver the Adjusted TWC II Purchase Price to the Company and TWC as follows: (i) cash, by wire transfer of immediately available funds, in an amount equal to one percent (1%) of the Adjusted TWC II Purchase Price to TWC; (ii) cash, by wire transfer of immediately available funds, in an amount equal to ninety-nine percent (99%) of the Adjusted TWC II Purchase Price less the amount of the Deposits to the Company; and (iii) the Deposits to the Company by the Escrow Agent in the manner contemplated in Section 2.4(h) of the Master Agreement.

        Section 3.3 Time of the Essence. The parties hereto acknowledge and agree that, subject to the express adjournment rights contained herein and the provisions of Section 2.4 above, time is of the essence in consummating the transactions contemplated hereunder and the delivery of the TWC II Purchase Price.

ARTICLE IV
CONDITIONS TO CLOSING

        Section 4.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver (in writing), at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto (but only to the extent that such matter is a precondition to the obligations of such waiving party), to the extent permitted by applicable law:

          (a)  Master Agreement Conditions to Closing. Each of the conditions to the Closing set forth in Section 6.1, 6.2 and 6.3 of the Master Agreement shall have occurred, been duly performed or satisfied, or waived by the party entitled to such performance or satisfaction, as applicable.

          (b)  Conversion of Company's Interest. The Company, TWC and TWC II shall have duly amended the Second Amended and Restated Partnership Agreement of TWC II dated as of September 30, 1994 in order to convert, and shall have converted, the Company's interest constituting on the date hereof a ninety-nine percent (99%) general partnership interest in TWC II into a one-tenth of one percent (0.1%) general partnership interest and a ninety-eight and nine-tenths of one percent (98.9%) limited partnership interest, in each case, in TWC II.

          (c)  Other Transactions. The TWC II Distribution shall have been consummated in accordance with the provisions of the Master Agreement.

ARTICLE V
GENERAL PROVISIONS

        Section 5.1 Notices. Except as otherwise specifically provided herein, all notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given upon delivery if delivered as set forth and to the addresses of the parties as set forth, and otherwise as provided, in the Master Agreement.

        Section 5.2 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 5.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 5.4 Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement is one of the Transaction Documents referred to in the Master Agreement, and, together with such other Transaction Documents, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

        Section 5.5 Amendment; Waiver. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each of the parties hereto, or (ii) by a waiver in accordance with this Section 5.5. At any time prior to the Closing, the Buyer Parties parties hereto, on the one hand, and the Acquired Companies parties hereto, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered by such other party or parties pursuant hereto or (iii) waive compliance with any of the agreements of such other party or parties or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party or parties shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party. The failure of any party or parties to assert any of its or their rights hereunder shall not constitute a waiver of any such rights.

        Section 5.6 Termination. This Agreement shall terminate automatically and without any further action by or on behalf of any party hereto upon and as of the termination of the Master Agreement pursuant to Section 8.1 thereof. In the event of termination of this Agreement, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto to any other party hereto with respect to the matters contained herein, except and as provided in the Master Agreement.

        Section 5.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

        Section 5.8 Consent to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives an objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

        Section 5.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

        Section 5.10 Expenses. Except as otherwise specified in this Agreement or other Transaction Document, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        Section 5.11 Execution by Officer of the Company. This Agreement is executed on behalf of the Company by an officer of the general partner of the Company, acting in his or her capacity as such officer, and not individually. The Buyer, the Purchasers and each other Person dealing with the Company, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of the Company for satisfaction of any obligations of the Company prior to the Closing, and they further agree that no advisor, manager, employee, officer, director or agent of the Company (in their capacity as such), shall have any personal liability hereunder or otherwise.

        Section 5.12 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE COMPANY, TWC, TWC II, THE BUYER, MACERICH LLC, AND MACERICH GP HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

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        IN WITNESS WHEREOF, the Company, TWC, the Buyer, Macerich LLC, Macerich GP and TWC II have caused this Agreement to be signed as of the date first written above.

WESTCOR REALTY LIMITED PARTNERSHIP
By:	Eastrich No. 128 Corp., its General Partner
By:	Name: Title:
THE WESTCOR COMPANY, L.P.
By:	Westcor Realty Limited Partnership its General Partner
By:	Name: Title:
THE WESTCOR COMPANY II, L.P.
By:	Westcor Realty Limited Partnership, its General Partner
By:	Name: Title:
THE MACERICH PARTNERSHIP, L.P.
By:	The Macerich Company, its General Partner
By:	Name: Title:

MACERICH TWC II LLC
By:	The Macerich Partnership, L.P., its Sole Member
By:	The Macerich Company, its General Partner
By:	Name: Title:
MACERICH TWC II CORP.
By:	Name: Title:

Exhibit A
to the Partnership Interest Purchase and Sale Agreement

Form of Assignment and Assumption of General Partnership Interests

A-1

Exhibit B
to the Partnership Interest Purchase and Sale Agreement

Form of Assignment and Assumption Agreement of Limited Partnership Interests

B-1

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Exhibit 2.3
PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III CLOSING
ARTICLE IV CONDITIONS TO CLOSING
ARTICLE V GENERAL PROVISIONS
Exhibit A to the Partnership Interest Purchase and Sale Agreement
Exhibit B to the Partnership Interest Purchase and Sale Agreement